 united states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2021

METROMILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39484	84-4916134
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

425 Market Street #700
San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

(888) 242-5204

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MILE	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	MILEW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 17, 2021, Metromile, Inc. (the “Company”) appointed Mr. Regi Vengalil, age 38, to serve as the Company’s Chief Financial Officer, effective May 24, 2021 (the “Effective Date”). Mr. Vengalil will also serve as the Company’s principal financial officer, effective as of the Effective Date, assuming such duties from Ms. Lindsay Alexovich, the Company’s Chief Accounting Officer and principal accounting officer. Ms. Alexovich has also been serving as the principal financial officer while the Company searched for a Chief Financial Officer. On April 22, 2021, the Company issued a press release announcing Mr. Vengalil’s appointment.

Prior to joining the Company, Mr. Vengalil served as Chief Financial Officer of Egencia, the corporate travel division of Expedia Group. Mr. Vengalil joined Egencia as Chief Financial Officer in November 2019 after previously serving as Global Head of Corporate Development & Strategy for Expedia Group from January 2017 to November 2019. Prior to that, Mr. Vengalil was an executive at Lending Club, an online lending marketplace, serving as Vice President, Strategy, M&A and Business Operations from May 2016 until January 2017. Previously Mr. Vengalil served as Vice President, Head of Strategy and Business Operations of Lending Club from November 2015 to May 2016 and Senior Director, Head of Corporate Strategy from October 2014 to November 2015. Mr. Vengalil is currently a member of the board of directors of Porch Group (NASDAQ: PRCH), a home services vertical software company. Mr. Vengalil holds a B.S. in Economics and an M.B.A., both earned with honors, from the Wharton School at the University of Pennsylvania.

On April 17, 2021, the Company entered into an offer letter with Mr. Vengalil (the “Offer Letter”) as Chief Financial Officer, effective as of the Effective Date. Mr. Vengalil’s employment is at will and may be terminated at any time, with or without cause. The Offer Letter provides for an initial base salary of $375,000 per year (subject to pro-ration for partial service in 2021), a one-time sign-on bonus of $50,000 (subject to repayment under certain circumstances if Mr. Vengalil terminates his employment within one year of the Effective Date), and an initial equity grant under the Metromile, Inc. 2021 Equity Incentive Plan, subject to approval by the Company’s Board of Directors (the “Board”) consisting of (i) a time-based restricted stock unit (“RSU”) award valued at $2.5 million that will vest over four years, with 25% vesting in the quarter corresponding to the first anniversary of the grant date and the remaining 75% vesting quarterly thereafter, subject to continued employment with the Company on each such vesting date and (ii) a performance-based vesting RSU valued at $2.5 million that will vest over a five-year period beginning on the grant date, subject to satisfaction of certain pre-defined performance conditions and continued employment with the Company on each vesting date. Mr. Vengalil’s salary and other compensation is subject to review and adjustment by the Board in its sole discretion and he will also be eligible to participate in the Company’s employee benefit plans and arrangements made available to all full-time employees.

The Offer Letter also provides for severance and other benefits in the event Mr. Vengalil’s employment is terminated by the Company without cause or he resigns for good reason (in each case, as such terms are defined in the Offer Letter). In these circumstances, he will be entitled to receive severance equal to 12 months of his annual base salary then in effect and 12 months of COBRA. Mr. Vengalil is also entitled to accelerated vesting of his time-based RSUs if his employment is terminated without cause or he resigns for good reason (in each case, as such terms are defined in the Offer Letter) within three months prior to or within 12 months following a change of control (as defined in the Offer Letter). Payment of all severance and accelerated vesting is contingent upon signing a release and other customary provisions.

In connection with Mr. Vengalil joining the Company, the Company will enter into its standard indemnification agreement with Mr. Vengalil, which requires the Company under the circumstances and to the extent provided for therein, to indemnify Mr. Vengalil to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by him as a result of either of him being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that he is or was an officer of the Company, a Company employee in a fiduciary capacity with respect to an employee benefit plan of Company or a director or officer of any other entity at the request of the Company.

There are no family relationships between Mr. Vengalil and any director or executive officer of the Company, and other than as described in this Item 5.02, Mr. Vengalil has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2021	METROMILE, INC.

	By:	/s/ Dan Preston
	Name:	Dan Preston
	Title:	Chief Executive Officer

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